Exhibit 23(e)

PERSONAL AND CONFIDENTIAL
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February 27, 1998

Board of Directors
Arbor Drugs, Inc.
3331 West Big Beaver Road
Troy, Michigan 48084

Re: Registration Statement of CVS Corporation ("Parent") dated
    March 3, 1998 relating to Common Stock, par value $0.01 per share (the "Parent Common Stock"), of Parent being registered in connection with its acquisition of Arbor Drugs, Inc.
    (the "Company")

Ladies and Gentlemen:

Reference is made to our opinion letter dated February 8, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company of the Exchange Ratio (as defined below) of shares of Parent Common Stock to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of February 8, 1998, among Parent, the Company and Red Acquisition, Inc., a wholly-owned subsidiary of Parent (the "Agreement"). Pursuant to the Agreement, the Exchange Ratio is defined as the number (rounded to the nearest ten-thousandth) determined by dividing $23.00 by the Parent Average Closing Price (defined in the Agreement as the average closing price per share of Parent Common Stock on the New York Stock Exchange, Inc. for the ten trading days selected by lot out of the twenty trading days ending on the including the fifth day preceding the date of the Company Stockholder Meeting (as defined in the Agreement)), provided that the Exchange Ratio shall not be less than 0.3182 and shall not exceed 0.3660.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Questions and Answers About the Merger", "The Merger--Background of the Merger", "The Merger --Arbor's Reasons for the Merger; Recommendation of the Arbor Board" and "Role of Financial Advisor--Opinion of Financial Advisor to Arbor", and to the inclusion of the forgoing opinion in the Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



  /s/Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)